EXHIBIT 21.1
All entities were formed in Delaware, unless otherwise noted, and all entities do business under the name listed.
ENTITIES

CCT Dublin Funding Designated Activity Company
CCT Funding LLC
CCT Holdings LLC
CCT Holdings II LLC
CCT New York Funding LLC
CCT SE III LLC
CCT SE IV LLC
CCT SE V LLC
CCT SE VI LLC
CCT SE VII LLC
CCT Tokyo Funding LLC
FCF LLC
Halifax Funding LLC
Paris Funding LLC